ATEL
Ventures, Inc.

December 16, 2004

Brad Wheatley
Composite Technology Corporation
2026 McGaw Avenue
Irvine, CA 92614

CONFIDENTIAL

ATEL Ventures is pleased to present the following proposal to Composite Technology Corporation:

LESSEE:	Composite Technology Corporation
LESSOR:	ATEL Ventures, Inc.
EQUIPMENT:	Computer hardware to include PCs, servers, networking equipment, test equipment, lab equipment, telecom equipment, furniture, office equipment and any other approved equipment. Up to 15% of the line may be used to finance soft costs.
COLLATERAL:	ATEL Venture's capital lease shall be collateralized by a specific lien on all equipment funded with the proceeds of each lease.
LEASE LINE AMOUNT:	Up to $3,600,000
TERM & RATE:	The "Initial Lease Term" shall be for 42 months. The applicable "Monthly Lease Rate Factor" shall be 2.808% of the Equipment Cost per month. Payments are monthly, in advance. In addition, the last month's rent on each Equipment Schedule shall be due on the Commencement Date of said Equipment Schedule.
END OF TERM OPTIONS:	At the end of the Lease, Lessee shall purchase the Equipment for Fair Market Value, not to be less than 10% or greater than 20%, of the original equipment cost.
MAINTENANCE, TAXES AND INSURANCE:	Lessee responsibility.
WARRANT COVERAGE:	5% (70,055 shares at $1.82 with a four year exercise period and the balance priced at the current market value upon approval)
TAKEDOWN PERIOD:	The Lease Line of Credit will be available until April 30, 2004 or until the line is fully drawn subject to ATEL's mandatory 90-day credit review process wherein the line of credit is reviewed for extension at ATEL's sole discretion and subject to other conditions as ATEL may require.
FLOAT TO FUND:	The Monthly Lease Rate Factor will be indexed to the yield for U.S. Treasury Notes maturing closest to the date three years from

600 California Street 6th Floor San Francisco California 94108 Tel 415-989-8800 Fax 415-989-3796

ATEL Ventures, Inc.

the commencement date of each Equipment Schedule (the "Index Instrument") currently 3.37% for the 5.625% Treasury Notes maturing May 2008 as reported in the *Wall Street Journal* dated December 2, 2004. The Monthly Lease Rate Factor shall be adjusted to provide for any increase or decrease (limited) in the yield of the Index Instrument. The Monthly Lease Rate Factor shall be fixed as of the date of the final acceptance of equipment per each lease schedule and will remain constant throughout the term of the lease schedule.

REPORTS: So long as there are amounts due to ATEL Ventures under the Master Lease, Composite Technology Corporation shall supply ATEL Ventures with financial and operating performance data and shall immediately notify ATEL Venture of any material adverse change in its financial condition or business prospects.

CONTINGENCY: Proposal is subject to due diligence and ATEL Venture's Investment Committee approval.

DOCUMENTATION FEES: Reimbursement for transaction costs shall not exceed $3,000. Any additional fees for UCC filings, UCC insurance and outside legal counsel retained to modify lease or warrant documents (if necessary) will be itemized and paid by lessee.

PROPOSAL EXPIRES: 10 days from issuance

This proposal is subject to credit approval and mutually acceptable lease documentation. If you are in agreement with the terms and conditions of this proposal, please acknowledge your acceptance by your authorized signature below and return the original to my attention at ATEL Ventures along with an earnest money deposit of $5,000.

If this transaction is approved and accepted by ATEL Ventures, the earnest money deposit will be applied to the origination fee, transaction costs and then to the first lease takedown. If this transaction is not approved and accepted by ATEL Ventures for credit reasons or otherwise, the earnest money deposit, less transaction costs, will be promptly returned.

I appreciate this opportunity to work with you and look forward to a long-term relationship with Composite Technology Corporation. If I can be of further assistance or answer any questions please feel free to give me a call at 415-616-3436.

Sincerely,

Steven R. Rea
Executive Vice President
ATEL Ventures, Inc.

ACCEPTED AND AGREED TO:
Composite Technology Corporation

BY: [signature]

TITLE: CEO

DATE: 17 Dec 04.